SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2002

Internet Security Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-23655
(Commission File Number)

58-2362189
(IRS Employer Identification Number)

6303 Barfield Road, Atlanta, Georgia 30328
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 236-2600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

     On October 30, 2002, Internet Security Systems, Inc. (“ISS”) closed its previously announced acquisition of vCIS, Inc. (“vCIS”), a privately held California corporation based in Los Gatos, California. vCIS was merged with and into ISSVAC, Inc., a California corporation and a wholly owned subsidiary of ISS (“ISS Sub”). In the merger, each outstanding share of vCIS common stock, no par value, was converted into the right to receive .04770 shares of ISS common stock, par value $0.001 per share (“ISS Common Stock”). Additionally, each option to purchase shares of vCIS common stock was assumed by ISS in the merger and converted into an option to purchase shares of ISS Common Stock. ISS will issue an aggregate of approximately 1,000,000 shares of ISS Common Stock for the outstanding vCIS common stock and options assumed in the merger. The total consideration paid in the merger was determined through arm’s length negotiations between representatives of ISS and vCIS. Neither ISS, ISS Sub nor any of their affiliates had, nor, to the knowledge of ISS or ISS Sub, did any director or officer or associate of any such director or officer of ISS or ISS Sub have, any material relationship with vCIS prior to the merger.

     vCIS is a development-stage company focused on the development of software designed to enhance the security of a computing environment by detecting and defeating malicious code, including viruses, worms and trojans, in real-time using behavior analysis technology.

     The merger has been accounted for as a purchase, and, accordingly, the operating results of vCIS will be included in the consolidated financial statements of ISS from the date of acquisition. The press release announcing the closing of the merger is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  - (b) Financial Statements of Businesses Acquired and Pro Forma Financial Information.

     In accordance with the instructions in Item 7(a)(4) and (b)(2) to Form 8-K, the historical financial statements of vCIS and the pro forma financial information required by Item 7 have not been filed herewith, but will be filed not later than 60 days after the initial due date of this report.

     (c)  Exhibits

99.1	Text of Press Release of ISS and vCIS, dated October 31, 2002.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2002

INTERNET SECURITY SYSTEMS, INC.

	By:	/s/ Thomas E. Noonan

Thomas E. Noonan Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of Press Release of ISS and vCIS, dated October 31, 2002.

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